COTT CORPORATION ANNOUNCES
NORTH AMERICAN REALIGNMENT
•	Proven veterans to lead North American Operations and Sales
•	Focus on improved execution and streamlined operations
TORONTO, September 29, 2005 — Cott Corporation (NYSE:COT; TSX:BCB) today announced a plan designed to improve operating efficiencies and enhance sales focus. The Company will realign the management of its Canadian and U.S. businesses to a North American basis to leverage management strengths, improve supply chain efficiencies and position the North American business to become more profitable and responsive to customers’ needs. The Company estimates that pre-tax charges of $60-$80 million will be recorded over the next 12-18 months. This amount is comprised mainly of asset impairment charges and also includes severance and other costs. The Company also estimates that operating income will improve by $10-15 million annually when these changes are completed.
Under the new structure, two veteran Cott executives with strong track records of success will lead North American operations and sales. Mark Benadiba, currently Executive Vice President of Canada and International, will head North American operations and supply chain functions including manufacturing, purchasing, logistics and quality. John Dennehy, currently Vice President of New Business Development for Cott U.S.A., will lead North American Sales and Marketing. Additionally, Gil Arvizu, who successfully built Cott’s Mexican business, returns to the U.S. to head up the U.S. sales organization, reporting to Dennehy.
Benadiba and Dennehy, along with Jason Nichol, Cott’s Vice President of Business Development for Wal-Mart, will report directly to President and CEO, John Sheppard. The Company also announced that Robert J. Flaherty, Executive Vice President and President of Cott U.S.A., has left Cott to pursue other interests.
Cott’s Board of Directors endorsed these changes and reiterated its support of the management team. “The actions announced today are right for Cott’s customers, employees and shareowners,” said Frank E. Weise, Chairman of the Board. “They will enable the Company to reap the benefits of retailer brand growth potential and position Cott to continue leading that growth. The new structure puts proven Cott executives into key leadership positions with John Sheppard taking a direct role in turning around and growing Cott’s North American operations. The skills and experience he demonstrated while delivering record results as President of Cott’s U.S. division are exactly what the Company needs to remain the preferred supplier of retailer brand beverages.”
Sheppard added: “We committed to taking quick and decisive action. These steps are important in positioning us for increased profitability. With this structure, we will be a more efficient and effective organization with a critical focus on operations and sales.

“Mark Benadiba is a seasoned operating executive and a hands-on manager with extensive experience and success in driving operational improvements. Putting a soft drinks industry veteran like John Dennehy in charge of marketing and sales will further enhance our customer relationships and increase our focus on growing profitability for both Cott and our retailer brand customers. They are now reviewing opportunities in their respective areas and we intend to report on our progress during our third quarter earnings conference call.”
As part of the organizational realignment, the Company also announced that Cott’s Mexican business unit and Royal Crown International will now report to Colin Walker, Senior Vice-President of Corporate Resources. All appointments are effective immediately.
In addition to the organizational changes, key elements of the Company’s plan include rationalizing product offerings, eliminating underperforming assets and increasing focus on high potential accounts.
About Cott Corporation
Cott Corporation is the world’s largest retailer brand soft drink supplier. Our core markets are the United States, Canada and the United Kingdom.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617